Exhibit 10.2

Amendment to Employment Agreement between
Slavie Federal Savings Bank and Philip E. Logan

In January 2006, the compensation committee of the board of directors increased Mr. Logan’s annual compensation, effective January 1, 2006, to $121,000 per year. In January 2006, the compensation committee of the board of directors also determined that Mr. Logan was entitled to a bonus of $9,200 for service during 2005.